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                                                                     EXHIBIT 8.2

                           [GRAHAM & JAMES LLP LETTERHEAD]

                                   _________, 1998


Innova Corporation
Gateway North, Building 2
3325 South 116th Street
Seattle, WA 98168

     Re:  Agreement and Plan of Reorganization

Gentlemen:

     We have acted as counsel to Innova Corporation, a Washington corporation (hereinafter "Target"), in connection with the proposed merger (hereinafter the "Merger") of Iguana Merger Corp., a Washington corporation (hereinafter "Sub"), with and into Target in return for shares of Sub's parent, after which Target will be wholly owned by Digital Microwave Corporation, a Delaware corporation (hereinafter "Parent"), all pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of July 22, 1998 (the "Reorganization Agreement") by and among Parent, Target and Sub, each as described in the Reorganization Agreement.

     This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Reorganization Agreement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Reorganization Agreement, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies; (v) the authenticity of the originals of such copies and
(vi) that the Merger will be consummated in the manner contemplated and in accordance with the Reorganization Agreement.

     In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent and Target, which are annexed hereto and we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant. We express no opinion as to any transaction whatsoever if the transaction is not consummated in accordance with the Reorganization Agreement.

                                       OPINION

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and Parent and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     As a tax-free reorganization, the Merger should have the following federal income tax consequences for Target shareholders, Target and Parent:

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                           [GRAHAM & JAMES LLP LETTERHEAD]
Innova Corporation                                               _________, 1998
                                                                          Page 2

     1. No gain or loss will be recognized by holders of common stock of Target ("Target Common Stock") as a result of the exchange of such shares for shares of Parent common stock, par value $0.01 (1 CENT) per share ("Parent Common Stock") pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares or upon a Target shareholder's exercise of dissenters' rights. Any cash received by a shareholder of Target in lieu of a fractional share or because of the exercise of dissenters' rights will be treated as received in exchange for such fractional share or the dissenter's shares and not as a dividend.

     2. The tax basis of the shares of Parent Common Stock received by each shareholder of Target will equal the tax basis of such shareholder's shares of Target Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger.

     3. The holding period for the shares of Parent Common Stock received by each shareholder of Target will include the holding period for the shares of Target Common Stock of such shareholder exchanged in the Merger.

     4.   Parent will not recognize gain or loss as a result of the Merger.

     5.   Target will not recognize gain or loss as a result of the Merger.

                                    QUALIFICATIONS

     The above described intended tax consequences are subject to certain qualifications and are based on the truth and accuracy of the representations of the parties in the Reorganization Agreement and the representations of Target and Parent in the Representation Letters.


     No party has requested a ruling from the IRS in connection with the Merger. A successful IRS challenge to the tax-free status of the Merger would result in a Target shareholder recognizing gain or loss with respect to each share of Target Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the date of the Merger, of the cash (if any) and Parent Common Stock received on conversion thereof. In such event, a Target shareholder's aggregate basis in the shares of Parent Common Stock and cash received in the exchange would equal the fair market value of such shares and his/her holding period for such shares would not include the period during which he or she held shares of Target Common Stock.

     Any gain recognized as a result of the Merger which would otherwise be long term capital gain may be treated as ordinary income if the IRS determines that an employee-shareholder of Target received shares of Parent Common Stock as compensation for services rather than solely in exchange for Target Common Stock.

     This opinion is limited to the effects of the Internal Revenue laws of the United States currently in force on the persons and transactions described herein, and we express no opinion as to the applicability or effect of the laws of any other jurisdictions. In addition, we express no opinion regarding any federal or state antitrust or securities laws and regulations or compliance with fiduciary duty requirements.

     Although the foregoing represents a fair and reasonable analysis of the Code, the Treasury Regulations and judicial decisions relevant to the proposed Merger, without obtaining a private letter ruling from the IRS, assurance cannot be given that the IRS would agree with all of the conclusions reached herein. The conclusions expressed herein represent our best judgment of the proper tax treatment of certain aspects of the Merger and this judgment is not binding upon either the IRS or any Court.

     Our opinions expressed above are based solely upon: (i) the representations of Target in the Representation Letter, and (ii) the actual knowledge of the attorney signing this opinion on behalf of the firm and the other attorneys within this firm who have devoted substantial attention to the Merger and related matters.

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                           [GRAHAM & JAMES LLP LETTERHEAD]
Innova Corporation                                               _________, 1998
                                                                          Page 3

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Reorganization Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,
                                   DRAFT
                                   GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.